STAHL & ZELMANOVITZ                                                  EXHIBIT 5.1
767 Third Avenue
New York, NY 10017





December 27, 2001


Stage II Apparel Corp.
1385 Broadway
New York, New York 10018

Re:      REGISTRATION STATEMENT ON FORM S-8
         ------------------------------------

Ladies and Gentlemen:

         We refer to the registration statement (the "Registration Statement") of Stage II Apparel Corp., a New York corporation (the "Company"), on Form S-8 to be filed with the Securities and Exchange Commission, covering the registration under the Securities Act of 1933, as amended (the "Securities Act"), of a total of 3,353,000 shares of Common Stock, $.01 par value, of the Company (the "Shares") issuable from time to time upon the exercise of options granted to participants ("Participants") in the stock option plan referred to therein (the "Plan").

         We have examined the Registration Statement, the Certificate of Incorporation, as amended and restated, and Bylaws of the Company, the Plan and such records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, it is our opinion that:

         1. The Company is duly organized, validly existing and in good standing under the laws of the State of New York.

         2. The Shares to be issued to Participants upon the exercise of stock options granted under the Plan have been duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable.

         3. The Plan is in compliance with the requirement of the Employee Retirement Income Security Act of 1974, as amended, to the extent subject thereto.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                                     Very truly yours,



                                                     STAHL & ZELMANOVITZ